UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      December 13, 2013

Bar Harbor Bankshares

(Exact Name of Registrant as Specified in Its Charter)

Maine

(State or Other Jurisdiction of Incorporation)

001-13349

01-0393663

(Commission File Number)

(IRS Employer Identification No.)

               P.O. Box 400

Main Street, Bar Harbor, ME

04609-0400

(Address of Principal Executive Offices)

(Zip Code)

(207) 288-3314

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01 Regulation FD Item 9.01 Financial Statements and Exhibits	Page 1 Page 1
Signatures	Page 1
Exhibit Index	Page 2

ITEM 7.01

REGULATION FD

On December 13, 2013, Bar Harbor Bankshares mailed to its shareholders its shareholder dividend letter with respect to its previously announced quarterly dividend of 32.0 cents per share of common stock payable on December 13, 2013 to shareholders of record as of the close of business on November 15, 2013. A copy of the Company’s shareholder dividend letter is furnished with this report as Exhibit 99.1 and incorporated herein by reference thereto.  Your attention is directed to the shareholder letter in its entirety.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

      Exhibits No. Description

99.1

Copy of Company’s shareholder dividend letter dated December 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 13, 2013

BAR HARBOR BANKSHARES

/s/ Curtis C. Simard

Curtis C. Simard

President and Chief Executive Officer

EXHIBIT INDEX

99.1   Shareholder dividend letter dated December 13, 2013

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,

	2013	2012	2012
Asset Quality

Net charge-offs to average loans	0.10%	0.25%	0.23%
Allowance for loan losses to total loans	0.99%	1.00%	0.99%
Allowance for loan losses to non-performing loans	107.8%	74.9%	82.1%
Non-performing loans to total loans	0.92%	1.33%	1.21%
Non-performing assets to total assets	0.70%	1.08%	0.97%

Capital Ratios

Tier 1 leverage capital	8.91%	8.83%	8.87%
Tier 1 risk-based capital	14.80%	14.03%	14.15%
Total risk-based capital	16.44%	15.67%	15.78%
Tangible equity to total assets	8.54%	9.51%	9.39%
Tangible common equity (2)	8.57%	9.55%	9.43%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less      goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.